Exhibit 3.1

ANDALAY SOLAR, INC.

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CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF THE SERIES E CONVERTIBLE PREFERRED STOCK
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I, Edward Bernstein, President of Andalay Solar, Inc., a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that there shall be a series of shares of the Corporation designated “Series E Convertible Preferred Stock”; that the number of shares of such series shall be 100 and that the rights and preferences of such series (the “Series E Preferred”) and the limitations or restrictions thereon, shall be as set forth herein;

The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

1. Number of Shares. The number of shares constituting the Series E Preferred is hereby fixed at One Hundred (100).

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Series E Preferred shall be its par value of $1.00 per share.

3. Dividends. The holders of the Series E Preferred shall not be entitled to receive any dividends.

4. Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series E Preferred shall not be entitled to receive any assets of the Corporation.

5. Voting Rights.  Except as provided by law, the holders of Series E Preferred Stock shall vote together with holders of the Common Stock of the Corporation as a single class on any matter presented to the Common Stock holders of the Corporation for their action or consideration at any meeting of such stockholders of the Corporation (or by written consent of the stockholders in lieu of a meeting), and each holder of Series E Preferred Stock shall be entitled to the number of votes equal to Five Thousand (5,000) votes per share.

IN WITNESS WHEREOF, Andalay Solar, Inc. has caused this certificate of designation to be signed by Edward Bernstein, its Chief Executive Officer on this 7th day of March, 2016.

ANDALAY SOLAR, INC.

/s/ Edward Bernstein
By:  ________________________
Name:  Edward Bernstein
Its:  Chief Executive Officer